EXHIBIT (a)(5)(G)

                                                  NOVARTIS INTERNATIONAL AG
[NOVARTIS LOGO]                                   Novartis Global Communications
                                                  CH-4002 Basel
                                                  Switzerland
                                                  http://www.novartis.com



            John Gilardi                          Kurt Leidner
            Novartis Global Media Relations       Sandoz Communications
            +41 61 324 3018 (direct)              +43 1 260 68 9611 (direct)
            +41 79 596 1408 (mobile)              +43 1 260 680 (main)
            john.gilardi@novartis.com             kurt.leidner@sandoz.com


NOVARTIS REACHES AGREEMENT TO SETTLE US LAWSUIT RELATED TO EON LABS ACQUISITION

SETTLEMENT DOES NOT AFFECT ECONOMIC TERMS OF OUTSTANDING TENDER OFFER


BASEL, JULY 8, 2005 - Novartis announced today that it and the other defendants in a lawsuit related to the acquisition of Eon Labs, Inc. (NASDAQ: ELAB) have reached an agreement in principle with the plaintiffs to settle this litigation pending before the Delaware Chancery Court. As a result, a hearing previously scheduled for July 8, 2005, will not take place.

Under the settlement for the pending suit IN RE EON LABS, INC. SHAREHOLDERS LITIGATION, Eon Labs has made additional disclosures in the Eon Labs Recommendation Statement on Schedule 14D-9, and Zodnas and Novartis have agreed to certain undertakings regarding the publicly held Eon Labs shares in the event that less than a majority of the public shares are tendered in the tender offer. These undertakings are described in the Schedule 14D-9 filed by Eon Labs and in the Form TO filed by Zodnas Acquisition Corp. with respect to the tender offer. The agreement in principle also provides for the extension of the tender offer to at least July 15, 2005. The settlement does not affect the economic terms of the outstanding tender offer. The settlement is subject to the approval of the Delaware Chancery Court.

Separately, Zodnas Acquisition Corp., an indirect wholly owned subsidiary of Novartis, is extending its cash tender offer to acquire all outstanding public shares of Eon Labs, Inc. (NASDAQ: ELABS) for USD 31.00 per share from the prior expiration date of 5:30 pm New York City time on July 13, 2005 to 5:30 pm New York City time on July 20, 2005, since the conditions to complete the offer have not yet been met. The extension of the tender offer will afford Eon Labs shareholders additional time to receive and consider the supplemental disclosures in the Schedule 14D-9 filed by Eon Labs.

Withdrawal rights under the tender offer are currently scheduled to expire at 5:30 pm New York City time on July 20, 2005, the expiration of the tender offer. However, if shares are not accepted for payment by July 21, 2005, Eon Labs shareholders will be able to withdraw their tendered shares at any time after July 21, 2005 and before their shares are accepted for payment.

The completion of the tender offer and the purchase by Novartis of the 67.7 percent stake in Eon Labs from Santo Holding (Deutschland) GmbH are subject to the receipt of U.S. regulatory approval. Novartis will purchase Santo's shares immediately following completion of the tender offer.

Based on a preliminary count by the depositary for the offer, there were tendered and not withdrawn 22,483,276 shares of Eon Labs common stock as of 5:30 pm New York City time on July 7, 2005, and an additional 177,187 shares were guaranteed to be delivered within the next three days. These shares represent approximately 25.49% of the total outstanding shares of Eon Labs, and approximately 78.45% of the total outstanding shares of Eon Labs, excluding those shares owned by Santo Holding (Deutschland) GmbH, Eon's majority shareholder.

                                                                             1/3

This document contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "will", or similar expressions, or by express or implied discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management and are subject to significant risks, uncertainties and assumptions. Management's expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG's Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals for the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; and general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward looking statement is based. Forward-looking statements made in connection with a tender offer are not subject to the "safe harbor" provided for in the Private Securities Litigation Reform Act of 1995.

SECURITYHOLDERS OF EON ARE URGED TO READ THE TENDER OFFER STATEMENT, LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATING TO THE TENDER OFFER, INCLUDING ALL AMENDMENTS TO THE SCHEDULE 14D-9, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER AND THEIR RIGHTS TO WITHDRAW TENDERED SHARES. SECURITYHOLDERS CAN OBTAIN A COPY OF THE TENDER OFFER STATEMENT, LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS FREE OF CHARGE AT THE SEC'S INTERNET SITE (http://www.sec.gov) OR FROM THE INFORMATION AGENT FOR THE TENDER OFFER, GEORGESON SHAREHOLDER COMMUNICATIONS INC., BY CALLING (877) 278-4774 (CALL TOLL-FREE). WE URGE EON SECURITYHOLDERS TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER.


ABOUT NOVARTIS
Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2004, the Group's businesses achieved sales of USD 28.2 billion and a pro forma net income of USD 5.6 billion. The Group invested approximately USD
4.2 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ approximately 81,400 people and operate in over 140 countries around the world. Further information is available at www.novartis.com.

Sandoz, a Novartis company, is a world leader in generic pharmaceuticals and develops, manufactures and markets these medicines as well as pharmaceutical and biotechnological active ingredients. Decades of experience and know-how make Sandoz a renowned partner in

                                                                             2/3
pharmaceuticals, biogenerics and industrial products. Sandoz employs approximately 13,000 people in over 110 countries and reported sales of USD 3.0 billion in 2004.

                                      # # #

Contacts

JOHN GILARDI
Novartis Global Media Relations
+41 61 324 3018 (direct)
+41 61 324 2200 (main)
john.gilardi@novartis.com

KURT LEIDNER
Sandoz Communications
+43 1 260 68 9611 (direct)
+43 1 260 680 (main)
kurt.leidner@sandoz.com

                                                                             3/3